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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT


Stratton-Cheeseman Management Company (hereafter "SCMC") agrees to employ the undersigned Employee, and the Employee accepts employment under the Terms of this Employment Agreement.

         1. EMPLOYMENT. Employee will perform the duties assigned by SCMC, and will receive compensation and benefits as determined by SCMC. SCMC may change the duties and may change the compensation, benefits, and other conditions of employment from time to time as determined by SCMC.

         2. BASE SALARY. Employee will receive a base salary of $110,000 during the 1997 calendar year. Beginning with calendar year 1998 and each year thereafter, Employee's annual base salary will be adjusted to reflect changes in the cost of living. The adjustment will be made by dividing the all items and major group index for all urban consumers (1982-1984 = 100) for the month of October in each year by that index in the month of October in 1996, which was
158.3. The result will then be multiplied by $110,000 to fix the annual base salary beginning in the following January. The annual base salary will be paid in accordance with the payroll practices of SCMC.

         3. BONUS. Employee will be given an opportunity to earn a bonus during each calendar year. The maximum annual bonus available for 1997 will be $110,000, and for 1998 will be $150,000. The bonus shall be based upon stated objectives/goals to be set by SCMC with input from Employee for 1997 and each subsequent year. Any amount may be awarded up to the maximum each year based upon obtaining all or a portion of the objectives/goals. The maximum incentive for years subsequent to 1998 will be set by SCMC with input from Employee for 1997 and each subsequent year. Any amount may be awarded up to the maximum each year based upon obtaining all or a portion of the objectives/goals. The maximum incentive for years subsequent to 1998 will be set by SCMC with input from Employee.

         4. TERMINATION. The employment relationship may be terminated in accordance with the following provisions:

                  A. Employee may terminate the employment at any time upon two weeks' notice.

                  B. Employee may be terminated without prior notice for cause. Acts by the Employee which constitute misconduct, gross negligence, unlawfulness, dishonesty, or breach of any provision of this Agreement shall be considered cause for the immediate termination of the employment relationship in which event the Employee shall not be entitled to any severance pay.

                  C. Employee may be terminated for failure to meet reasonable performance objectives or goals upon payment of severance equal to one-half of the annual base salary at the time of termination. The annual base salary for this purpose will be 120% of base salary at the time of termination to provide for the approximate value of fringe benefits. In addition to one-half of 120% of the base salary, Employee will be entitled to one-half of the bonus paid in the year previous to termination.


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                  D. In the event of a management, ownership or business
alteration, if Employee's employment is terminated or Employee resigns because Employee's duties and responsibilities have been significantly changed or reduced, then Employee will be entitled to severance pay equal to 120% of the Employee's current annual base salary plus 100% of the previous year's bonus. If Employee's employment with SCMC is terminated, but Employee is offered a comparable or similar position, with comparable compensation, with the successor to the business of SCMC, no severance payment will be made; provided that such successor agrees that in the event it significantly changes or reduces Employee's duties and responsibilities or terminates Employee's employment within two years, such successor shall be obligated to make the severance payment provided in this subparagraph 4.D. Employee may also be terminated without cause upon payment of the severance pay provided in this subparagraph 4.D.

         5. CONFIDENTIAL INFORMATION AND TRADE SECRETS. Employee acknowledges that he or she will be working with confidential information and trade secrets which are the property of SCMC. Such information includes, but is not limited to: client lists and information, medical data, financial data, sales data, marketing data, policyholder data, claims data, personnel information, business files, contracts, documents, business strategies, business opportunities, computer software, software codes, and software documentation. During and after employment with SCMC, Employee agrees not to share such information with any person outside of SCMC, except upon prior written authorization from SCMC.

         6. SCMC BUSINESS ASSETS. Employee agrees that the business assets of SCMC include information regarding SCMC clients, and relationships with SCMC clients. SCMC business assets also include confidential information and trade secrets of SCMC, including those items listed in paragraph 5 above. Employee also agrees that the work product of Employee produced in the course of employment with SCMC will be the property of SCMC. Employee agrees that SCMC shall own the copyright, patent, and other property rights in such work product, and that this work product will be "work made for hire" for copyright purposes. Upon termination of employment, Employee shall deliver to SCMC all work product, and all confidential information and trade secrets (including but not limited to the items listed in paragraph 5), and Employee shall not retain a copy.

         7. SOLE EMPLOYMENT. Unless written permission has been given by SCMC, Employee will not engage in any other employment, but shall devote his or her best efforts and entire working time to advancing the interests of SCMC.

         8. RELATED COMPANIES. SCMC may assign Employee to work for other companies which are under common ownership or otherwise related to SCMC. Related companies include companies which are managed by SCMC, such as Michigan physicians Mutual Liability Company and its subsidiaries. This Employment Agreement will apply to services which are performed by Employee for a Company which is under Common ownership with SCMC or otherwise related to SCMC.


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         9. EMPLOYMENT LIMITATION. Employee agrees that for a period of two years after termination of employment with SCMC, Employee will not accept employment (on a salaried, or commission, or other basis) in Michigan with any person or entity which sells or provides medical malpractice insurance to Michigan physicians. Employee also agrees that for a period of two years after termination of employment with SCMC, Employee will not directly or indirectly solicit business from or provide any service or product to any clients of SCMC or any clients of the insurance companies which SCMC manages for any services or products which are offered by or through SCMC. Clients include insureds and other entities who are provided insurance or other services during the one year period preceding termination of Employee's employment. Employee further agrees that for a period of six months after termination of employment with SCMC, Employee will not accept employment (on a salaried, commission, or other basis) with a person or entity which is being provided services by SCMC or has been provided such services in the six months preceding termination of employment. If there is any breach or threatened breach by Employee of the provision of this paragraph, paragraph 5, or paragraph 6, SCMC shall, without limiting any other remedy, be entitled to injunctive relief together with reasonable damages and attorney fees incurred in enforcing those provisions.

         10. ENTIRE AGREEMENT. This written contract is the entire Employment Agreement between the parties and it supersedes all prior negotiations, employment interviews, communications and understandings between parties. There are no other Employment Agreements between the parties. This Agreement may not be changed orally, but only by a written agreement signed by SCMC's chief executive officer, chief operating officer, or vice president of human resources.

         Dated this 4th day of April    , 1997.

EMPLOYEE                                         STRATTON-CHEESEMAN
                                                          MANAGEMENT COMPANY

   /s/         Stephen L. Byrnes            By: /s/ William B. Cheeseman
------------------------------------            --------------------------------
         Stephen L. Byrnes                          Its:       President
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